Exhibit 10.18
FIRST AMENDED AND RESTATED ENGAGEMENT AGREEMENT
     THIS FIRST AMENDED AND RESTATED ENGAGEMENT AGREEMENT (“Agreement”) is made effective this eighteenth (18th) day of January, 2008 (the “Effective Date”), by and between ESPRE SOLUTIONS, INC., a Nevada corporation, with its principal offices located at 5700 West Plano Parkway, Suite 2600, Plano, Texas 75093 (including its successors and assigns, and its and their subsidiaries and affiliates, “Espré”), and ACKRELL CAPITAL, LLC, a Delaware limited liability company, with its principal offices located at 475 Marina Boulevard, San Francisco, California 94123 (including its successors and assigns and its and their subsidiaries and affiliates, “Ackrell”).
R E C I T A L S:
     WHEREAS, Espré and Ackrell executed that one certain engagement agreement, dated February 20, 2007, pursuant to which Espré engaged Ackrell to, among other things, act as its exclusive investment banker relating to the raising of debt and/or equity capital in one or a series of related and/or unrelated transactions conducted through a private placement of securities (the “Original Agreement”);
     WHEREAS, Espré has requested that Ackrell agree to certain modifications to the Original Agreement, and Ackrell hereby agrees to amend and restate the Original Agreement in its entirety;
     WHEREAS, Espré and Ackrell desire that this Agreement supersede all prior proposals, understandings, and all other agreements, oral or written, between the parties hereto, including, but not limited to, the Original Agreement;
     WHEREAS, the above Recitals are true and correct and constitute an integral part of this Agreement;

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     NOW, THEREFORE, in consideration of the premises, recitals, obligations, mutual covenants, representations and warranties herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION I
     1.01 Payment for Past Services and Release of Prior Claims. Ackrell hereby acknowledges that it has received to date the $10,000.00 (ten thousand US dollars) cash payment made by Espré to Ackrell on or about February 20, 2007, in accordance with the terms of the Original Agreement, and 1,538,462 (one million five hundred thirty-eight thousand four hundred sixty-two) shares of Espré Common Stock on February 20, 2007 in book entry from Espré (the cash and shares described in this sentence collectively, the “Initial Retainer”). In further consideration of entering into this Agreement, and immediately upon execution thereof, Espré hereby agrees to pay, and Ackrell hereby agrees to accept an additional cash payment by Espré of US $142,000.00 (one hundred forty-two thousand US dollars), and Espré hereby agrees to issue to Ackrell (and Ackrell agrees to accept) an additional 304,662 (three hundred four thousand six hundred sixty-two) shares of Espré common stock (the cash and shares described in this sentence, collectively the “Initial Success Fees”). The receipt of the Initial Retainer plus the payment immediately upon execution of this Agreement of the Initial Success Fees in their entirety shall represent (i) payment in full by Espré for all past services rendered under the Initial Agreement up to the effective date by Ackrell to Espré and (ii) reimbursement in full by Espré of all expenses incurred by Ackrell pursuant to the terms of the Original Agreement as of the Effective Date of this Agreement. Immediately upon receipt of the Initial Success Fees and the physical delivery of all stock certificates evidencing the shares comprising the Initial Retainer and the Initial Success Fees, Ackrell shall hereby release Espré from any further payments and/or obligations (except for those obligations which survive termination of the Original Agreement and are governed and controlled by this Agreement) under the Original Agreement for services rendered under the Initial Agreement. Upon satisfaction of the terms set forth under this Section, further obligations by the parties to one another under the Original Agreement shall heretofore be governed by and controlled under the terms and conditions set forth in this Agreement. The Initial Success Fees are based on the calculations appearing in Exhibit A attached hereto, which were made by the Espré and are hereby represented by Espré to be true and accurate and correct to Espré’s best knowledge and belief.

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SECTION II
     2.01 Services to be Rendered. Ackrell is hereby engaged by Espré to act as its exclusive investment banker and placement agent during the Term (defined herein) of this Agreement with regard to any Transaction (defined herein), as well as providing assistance to Espré in connection with its strategy and finances and any other issues (excluding legal and accounting services and advice, market making and securities trading services) as they relate directly to the raising of debt and/or equity capital, in one or a series of related and/or unrelated transaction(s), most likely through a private a private placement of securities (each such event or transaction a “Transaction”), currently anticipated to be in a combination of some or all of the following (individually and collectively, “Transaction Capital”): senior secured debt, senior unsecured debt, junior secured debt, subordinated secured and/or unsecured debt (with or without equity participations and/or options and warrants on such equity), convertible debt or other equity linked debt or equity securities, and equity, ownership interests, partnership interest, purchase of stock or warrants or other equity securities. A Transaction may also include the sale, transfer, exchange, or issuance of some or all of the assets, stock, securities or a majority of ownership interests of Espré and/or its shareholders or ownership interest holders, (including, without limitation, a merger, reverse merger, acquisition, transfer of a majority of the assets, interests or securities of Espré, substantial sale by existing shareholders of their ownership interests, the acquisition of assets or stock of another entity or entities, or other such transaction, such a transaction, a “Sale of Interests”).
     2.02 Exclusivity. Ackrell shall be granted the right to act as Espré’s exclusive investment banker and financial advisor for any Transactions (including Sales of Interests) which may occur during the Term, subject to the Public Offering Carve Out and the M&A Carve Out provisions set forth below. Subject to Section 2.02(c), the term of Ackrell’s exclusivity hereunder shall terminate on February 20, 2009.

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     (a) Public Offering Carve Out. In the event Espré proceeds with a public offering of its stock or other securities during the Term of this Agreement, and Espré determines the need to use an additional investment banker of its own choosing, then Ackrell shall have the right (the “Public Offering Fee Sharing Right”), at Ackrell’s sole discretion, to act as and be compensated by Espré as either (i) a co-lead book running manager for twenty five percent (25%) of the total fees pursuant to such public offering, or (ii) as financial advisor to Espré for a fee of one percent (1%) of all capital raised pursuant to such public offering.
     (b) M&A Carve Out. If Espré is solicited by another investment banker to effect a Sale of Interests of Espré or similar transaction with a purchaser during the Term of this Agreement, then Espré shall have the right to hire such investment banker, provided, however, that Espré shall hire Ackrell as co-advisor and agree to pay to Ackrell, as compensation, twenty percent (20%) of all fees paid to all investment banking and financial advisory institutions (or otherwise) pursuant to such Sale of Interest of Espré or similar transaction.
     (c) Existing Contracted Investor Transaction. To the extent Espré raises capital from the parties and in such respectively listed amounts described in (i), (ii), and (iii) of this paragraph 2.02 (c), then there shall be no compensation owed to Ackrell on such transactions (the parties listed in (i), (ii), (iii), (iv), and of this sentence, each an “Existing Contracted Investor”, and such Existing Contracted Investor investing, respectively, up to the amounts listed in (i), (ii), (iii). (iv), and (v) of this sentence, an “Existing Contracted Investor Transaction”):
     (i) Joe Saline in the amount of up to $820,000;
     (ii) Joseph A. Oludiji, P.E. Joddell Associates LLC in the amount of up to $900,000;
     (iii) Dennis and/or Janice Creager in the amount of up to $330,000;
     (iv) Curtis Tom in the amount of up to $120,000; and
     (v) Robert DiMilo in the amount of up to $525,000;
provided, however, that in the event an Existing Contracted Investor invests, respectively, amounts in excess of those described in (i), (ii), (iii), (iv), and (v) of this sentence, or if such Existing Contracted Investor invests after Ackrell produces an executable term sheet during the term of this Agreement from an Ackrell Qualified Investor (as described herein), then Espré shall pay to Ackrell the full fees payable under paragraph 4.01(a)(i) and paragraph 4.01 (b) hereof as if such Existing Contracted Investor was an Ackrell Qualified Investor.

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     (d) Exclusivity Made Conditional. The exclusivity granted to Ackrell under Section 2.02 of this Agreement shall be made conditional upon the following: (i) Ackrell’s appointment of an account manager who is suitable to work with Espré in connection with the rendering of the services described above, which appointment shall be acceptable to Espré (it being acknowledged and agreed to that either Mike Ackrell or Jonathan Heine are acceptable hereunder); and (ii) Ackrell shall agree to respond in a reasonably timely manner to Espré’s reasonable request for those services described in Section 2.01 above during the Term of this Agreement. In the event of Ackrell’s failure to adhere to either of these conditions after being provided ten (10) days written notice to cure, Espré shall have the right to either terminate this Agreement or convert this Agreement and its relationship with Ackrell to a non-exclusive one.
SECTION III
     3.01 Term. The “Term” of this Agreement shall begin as of the Effective Date and end at 11:59 pm Central US Time on February 20, 2009.
     3.02 Continuing Interest. In the event Espré, either before or after the expiration of the Term, executes a Transaction with any Ackrell Qualified Investor with whom either Ackrell or Espré was in contact during the Term, then Espré shall pay to Ackrell the Success Fees described in paragraph 4.01(a)(i) and paragraph 4.01(b) hereof as if the Transaction occurred during the Term.

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SECTION IV
     4.01 Transaction Fees. Subject to the terms described herein, during the Term of this Agreement, Espré hereby agrees to pay to Ackrell (or its designated agent or assignee) immediately upon the consummation of any Transaction the following compensation.
(a)	Cash Success Fee. The Cash Success Fee will be equal to and defined as:
(i)	five percent (5%) of (a) the total amount of Transaction Capital raised from, or invested or conveyed by any Ackrell Qualified Investor (as defined herein), or (b) in the case of a Sale of Interests, of the Total Consideration (defined herein) paid by, transferred to or conveyed to any Ackrell Qualified Investor; and

(ii)	two percent (2%) of (a) the total amount of Transaction Capital raised from, or invested or conveyed by any Espré Inside Investor (as defined herein) or any Retail Offering Investor (as defined herein), and in the case of a Retail Offering Investor, for such transactions for which Espré asks Ackrell to perform any advisory services (provided that, in the case of Espré effecting a Transaction with any Retail Offering Investor pursuant to the terms and conditions described in paragraph 4.01 (d) hereof, Ackrell’s compensation shall be as described in paragraph 4.01 (d) hereof), or (b) in the case of a Sale of Interests to/from any Espré Inside Investor or any Retail Offering Investor, of the Total Consideration paid by, transferred to or conveyed to any Espré Inside Investor or any Retail Offering Investor.
(b)	Equity Success Fee. In addition to the Cash Success Fees described in Section 4.01(a) above, Ackrell shall be issued Espré shares of common stock equal to an amount that would be purchasable with an amount of cash equal to the Cash Success Fees payable under either, depending on whether such Transaction involves an Ackrell Qualified Investor, an Espré Inside Investor or a Retail Offering Investor, paragraph 4.01(a)(i) or paragraph 4.01(a)(ii) hereof (the Equity Success Fee and the Cash Success Fees shall be collectively referred to as the

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“Success Fees”). The per share price used to determine the number of shares issuable to Ackrell under the Equity Success Fee shall be the same as that paid by the investors in the Transactions for which Success Fees are payable, at each closing; and if no calculation can be made, shall be calculated based on the average of the closing prices for the 20 trading days previous to each closing of each Transaction, calculated on Bloomberg. In the event of a series of Transactions, each Equity Success Fee shall be calculated based on each closing. By way of example, and not to limit this paragraph 4.01 (b), if a Transaction is consummated with an Ackrell Qualified Investor who invests $5 million at a price of $1.00 per share, then the number of shares issuable to Ackrell pursuant to the Equity Success Fee would be 250,000 ($5 million times 5% (the Cash Success Fee percentage), creating an Equity Success Fee of $250,000 worth of shares issuable, divided by $1.00 (the share price)).

(c)	Certain Definitions. For the purposes of this Agreement, the following terms are defined as follows.
(i)	Ackrell Qualified Investor. An Ackrell Qualified Investor shall be defined as any investor, lender, source of capital, or strategic partner or investor which is not either (i) an Espré Inside Investor, or (ii) a Retail Offering Investor. Ackrell shall provide Espré monthly with lists of persons or entities with whom Ackrell has been in discussions regarding a potential Transaction which persons (be they individual, fund, institutional or other types of investors) shall be deemed to be Ackrell Qualified Investors, so long as such persons have not previously been deemed to be Espré Inside Investors or Retail Offering Investors. Not later than February 15, 2008, Ackrell will provide Espré with a list of investors contacted by Ackrell prior to August 29, 2007 on Espré’s behalf, and such persons shall be deemed to be Ackrell Qualified Investors. In addition, in the event Espré determines to effect a Transaction with Institutional Investors (as defined herein) who are not Espré Inside Investors, such Institutional Investors

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contacted by either Espré or Ackrell during the Term shall also be Ackrell Qualified Investors (subject to the provisions in paragraph 4.01 (d) Reduced Success Fee in the Event of an Unsuccessful Offering, below). In addition, in the event Ackrell, at the direction of Espré, obtains an executable term sheet from an Ackrell Qualified Investor, and Espré subsequently executes a Transaction with any investor (whether such investor is an Espré Inside Investor, a Retail Offering Investor, or any other investor), then Espre shall pay Ackrell its full compensation payable under paragraph 4.01(a)(i) and paragraph 4.01(b) as if Espré had executed the Transaction with an Ackrell Qualified Investor.

(ii)	Espré Inside Investor. An Espré Inside Investor is any existing shareholder of Espré as of the Effective Date, and any affiliate of such existing shareholder of Espré, and any investor referred to Espré by such existing shareholder who is not an Ackrell Qualified Investor or a Retail Offering Investor. In addition, Cornell Capital Partners LP and its affiliates shall be deemed to be Espré Inside Investors.

(iii)	Retail Offering Investor. A Retail Offering Investor shall be defined as any investor who is not an Ackrell Qualified Investor, an Espré Inside Investor or an Institutional Investor that purchases stock or other securities of Espré or provides credit or loans to Espré and who is referred by an investment banking firm hired by Espré to refer individual investors (as opposed to Institutional Investors).

(iv)	Institutional Investor. An Institutional Investor shall be defined as any entity which is organized to invest in, lend to, or purchase interests or securities of public or private companies or projects, and is organized as a limited liability company, partnership, unit investment trust, trust, limited company, public limited company, management company or otherwise, including, without limitation, investment funds, hedge funds, venture capital funds, private equity funds, institutions, insurance companies, mutual funds, or investment partnerships (including affiliates thereof) who are not Espré Inside Investors.

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(v)	Total Consideration. Total Consideration is defined as the aggregate consideration paid for all the stock and/or assets, plus the assumption of debt and preferred stock, plus, in the event of a Sale of Interests that involves less than 100% of the stock and/or assets, the amount of stock and/or assets left outstanding at the price paid per share or proportional to the assets purchased pursuant to the Transaction.
(d)	Reduced Success Fee in the Event of an Unsuccessful Offering. At any time during the Term of this Agreement, should Espré decide to raise capital from Institutional Investors, then Espré shall initially offer Ackrell a reasonable opportunity to place, as Espré’s exclusive placement agent and investment banker, such a financing on Espré’s behalf. Espré shall inform Ackrell of its desire to raise capital, and Ackrell shall assist Espré and its counsel and accounting advisors and other consultants in the preparation of its offering materials. Upon the completion of such offering materials, Ackrell shall have the later of (i) ninety (90) days from the completion of such offering materials and (ii) 120 days from the date Espré first requests that Ackrell raise capital in an offering (the later of (i) and (ii), the “Offering Period”) to provide Espré with an executable term sheet for such financing for which, if accepted by Espré in its sole discretion, Espré shall pay Ackrell immediately upon each closing of such resulting Transaction the full 5% Cash Success Fee and a 5% Equity Success Fee as set forth in paragraph 4.01(a)(i) and paragraph 4.01(b) above; provided, however, that, on the sixtieth (60th) day (the “Market Check Date”) of the Offering Period, Ackrell shall provide Espré with a good faith report as to the reception among Institutional Investors and Ackrell’s good faith estimate of the probability of succeeding in completing a Transaction among Ackrell Qualified Investors. If Ackrell either (i) in its good faith judgment, determines on the Market Check Date that a successful Transaction among Ackrell Qualified Investors is unlikely, or (ii) is unable to provide Espré by the last day of the Offering Period with an executable term sheet for a Transaction, Espré may interview and hire another investment banking firm, and Ackrell will act as co-placement agent for any

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Transaction not with an Ackrell Qualified Investor, and Ackrell shall receive 20% of the fees payable to all investment banking firms and placement agents pursuant to such transaction, unless Espré consummates a Transaction with any Ackrell Qualified Investor, in which case Espré shall pay Ackrell the full 5% Cash Success Fee and the full 5% Equity Success Fee described in paragraphs 4.01(a)(i) and 4.01(b) hereof. Upon the expiration of any Offering Period or similar effort by Ackrell authorized by Espré, Ackrell will provide Espré with a list of potential investors contacted, who will be deemed to be Ackrell Qualified Investors (along with previously deemed Ackrell Qualified Investors). In addition, during any Offering Period, Espré will coordinate all activities related to the raising of capital through Ackrell, to help ensure an orderly offering process.

(d)	Registration Rights. Espré will provide Ackrell with piggyback registration rights on the shares of Espré common stock conveyed to Ackrell in accordance with the provisions of this Agreement and the Initial Agreement. In addition, Ackrell shall receive demand registration rights and tag along rights (including, without limitation, rights for Ackrell to sell its Espré shares pursuant to (i) a merger or acquisition of Espré, (ii) sale of Espré’s common stock in a secondary offering in which other investors or management investors may sell their shares, (iii) stock buybacks or (iv) other similar events) which are no less beneficial to Ackrell than are conveyed to any other common stock or other securities holders (including management and all investors), subject to any federal and/or state securities regulatory restrictions.
SECTION V
     5.01 Expenses. In addition to any Transaction Fees payable to Ackrell, and regardless of whether any Transaction is consummated, Espré agrees to promptly reimburse Ackrell for reasonable out of pocket business expenses incurred by Ackrell in connection with the services provided herein (including the designated project team involved with this engagement) and its partners, affiliates, registered representatives, members, agents and consultants (such agents and consultants to be approved by Espré in advance) pursuant to its engagement hereunder.

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Reimbursable expenses shall include, without limitation, database fees, long distance telephone calls, reasonable travel and business entertainment approved by Espré in advance, copy and production costs, and fees of Ackrell’s counsel (up to $10,000 per Transaction or series of related Transactions), and shall exclude Ackrell’s general overhead expenses. Ackrell shall submit on a periodic basis invoices for expense reimbursement which shall include receipts and invoices from third parties evidencing expenses.
SECTION VI
     6.01 Indemnity. Espré hereby agrees to indemnify and hold harmless Ackrell and its agents, representatives, consultants (including, without limitation, Ackrell Capital, LLC; Jonathan Heine; Greenridge Capital LLC; and their affiliates (including their members and registered representatives, and agents) collectively “Ackrell Agents”) from and against any losses, claims, damages, costs or expenses whatsoever, including all reasonable attorneys’ fees and expenses, for any single claim in excess of $5,000 (five thousand US dollars) and any series of related or unrelated claims aggregating to amounts in excess of $10,000 (ten thousand US dollars) (collectively, “Liabilities”), including reasonable expenses of counsel to Ackrell and/or Ackrell Agents (as the case may be) to defend against such Liabilities, to the fullest extent permitted by law and to fully and promptly reimburse Ackrell and/or Ackrell Agents (as the case may be) for any and all reasonable fees, costs, expenses and disbursements (collectively, “Expenses”), as and when incurred, of investigating, and preparing or pursuing the defense of any actual, alleged or pending claim, action, suit, proceeding, litigation, arbitration or investigation, as a result of any third-party claim against Ackrell and/or Ackrell Agents (as the case may be) arising out of or in connection with the services rendered under this Agreement or the Original Agreement; provided, however, that these Indemnification provisions shall not apply to any portion of any such Liabilities to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or willful misconduct of Ackrell or Ackrell Agents. Ackrell shall (a) promptly notify Espré of any claim made for which Espré has an indemnification obligation; (b) provide all reasonable assistance to Espré to settle or defend the claim; and (c) give Espré sole

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control over all negotiations and proceedings that may arise from such claim; provided, however, that notwithstanding anything contained in this Agreement, or any other agreement between Espré and Ackrell, or otherwise, Espré shall not enter into or agree to any settlement unless such settlement includes a provision unconditionally releasing Ackrell and/or Ackrell Agents (as the case may be) from and holding Ackrell and/or Ackrell Agents (as the case may be) harmless against all liability in respect of claims or proceedings, and shall not, without the written permission of Ackrell and/or Ackrell Agents (as the case may be), involve the admission of any wrongdoing or fault of Ackrell and/or Ackrell Agents (as the case may be). This Indemnification Section shall survive any termination or expiration of this Agreement for a period of seven (7) years from the date of the last Transaction or transaction to occur involving any investor (including without limitation any Ackrell Qualified Investor, Espré Inside Investor, Retail Offering Investor, Institutional Investor, or other party (each a “Covered Investor”) who invested in, purchased securities of, or otherwise participated in providing capital to Espré during the term of this Agreement). For clarification purposes, and not to limit this Indemnification or the term thereof, if a Covered Investor purchases securities or otherwise invests in or provides capital to Espré after the expiration of the term of this Agreement, then this Indemnification provision shall expire on a day which is 7 (seven) years after the last day that the last such Covered Investor makes its final investment in Espré.
SECTION VII
     7.01 Governing Law/Jurisdiction. This Agreement is governed by and construed in accordance with the laws of the State of Texas. The venue for any dispute arising under the terms of this Agreement shall be in Dallas County, Texas.
SECTION VIII
     8.01 Independent Contractor. Ackrell’s role herein is that of an independent contractor and nothing herein is intended to create or shall be construed as creating a fiduciary relationship between Espré and Ackrell.

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     8.02 Ackrell’s Availability. Notwithstanding anything to the contrary herein, Ackrell shall make itself available to Espré on a basis which is professionally reasonable.
     8.03 Services for Other Competitors. Ackrell has performed and shall have the right to perform services for other entities which may be deemed to be competitive with Espré during and after the Term of this Agreement.
     8.04 Confidentiality. Any advice or work product provided by Ackrell to Espré shall be kept strictly confidential by Espré and shall not be shared with any third parties without the express written consent of Ackrell which consent shall not be unreasonably withheld. No advice or work product provided by Ackrell shall be deemed to be an opinion of fairness from a financial point of view or otherwise of any Transaction, Sale of Interests, Transaction or arrangement of Espré. Accordingly, Espré is urged to seek its own legal, accounting, tax, and other advice as it deems appropriate, prior to utilizing any advice from Ackrell, or communicating with any potential or actual investors, lenders, or other parties. To the extent Espré requests, and Ackrell agrees to provide an opinion as to the fairness from a financial point of view of any Transaction or Sale of Interests, then the providing of such opinion shall be covered by a separate agreement with its own terms and conditions as mutually agreed upon, by and between Espré and Ackrell.
     8.05 No Warranties as to Results. Espré expressly acknowledges that Ackrell has not made any representations or warranties as to likely results or outcomes deriving from the services Ackrell performs hereunder, and Ackrell shall have no liability to Espré or otherwise regarding any actions taken as a result of, or direct or indirect consequences or results of, any services rendered or advice given by Ackrell. Accordingly, each of Espré and Ackrell has retained its own legal advice in entering into this Agreement and evaluating any advice, guidance or direction given or services rendered or to be rendered by Ackrell.
     8.06 Payment Obligations. All payment obligations under Section IV of this Agreement shall survive any termination or expiration of this Agreement. In the event Ackrell, as a result of non-payment of any compensation due it, initiates counsel or collection agents or court proceedings to collect such compensation due it under this Agreement, Espré shall be liable for all costs, including legal fees, commissions and collections costs, incurred by Ackrell.

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     8.07 Payment Protection to Ackrell. Espré shall not consummate any Transaction, Sale of Interests, financings, or other Transactions or transaction without providing adequate provisions and protections for the payment to Ackrell (or its assignees) of all compensation and reimbursements due hereunder, including, without limitation, the Transaction Fees and expense reimbursements. Espré shall direct payments hereunder as directed by Ackrell.
     8.08 No Legal, Accounting, Research or Trading Services. Ackrell is a registered broker dealer. Ackrell shall not be asked to provide, and shall not provide any legal or accounting advice or services. In addition, Ackrell shall not be asked to provide, and shall not provide, any market making or stock trading services, and shall not be asked to publish, and shall not publish research reports or materials regarding Espré’s securities.
     8.09 Invalid Provisions. If any provision herein is determined or held by court action or otherwise to be unenforceable or invalid, it shall be severable from all other provisions herein and such not affect the validity and enforceability of any other provisions herein.
     8.10 Notices. Any notices made hereunder may be made by certified mail, courier or delivery service, or verified facsimile provided there is a signed receipt or facsimile thereof verifying delivery by the recipient. Notice shall be deemed received as of the date of signature by such recipient or its members, officers or employees, as the case may be.
SECTION IX
     9.01 Arbitration. Any claim dispute, or controversy of whatever nature arising out of or relating to this Agreement (“Claim”) shall be resolved by final and binding arbitration (“Arbitration”) before a single arbitrator (“Arbitrator”) selected from and administered by JAMS, in Dallas County, Texas. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the Arbitration, and shall pay an equal share of the fees and costs of the Administrator and the Arbitrator. However, if the Arbitrator is able to determine whether a party is the prevailing party, the Arbitrator shall award to that prevailing party reimbursement for its reasonable attorneys’ fees, costs and disbursements and/or the fees and costs of the Administrator and the Arbitrator. By agreement to this binding arbitration provision, the parties understand that they are waiving certain rights and protections which may otherwise be available if a claim between the parties were determined by litigation in court.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

ESPRE SOLUTIONS, INC.:
Date: January 18, 2008	/s/ Peter Leighton
Peter Leighton, President

ACKRELL CAPITAL, LLC:
Date: January 18, 2008	/s/ Michael Ackrell
Michael Ackrell, Managing Partner

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